Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDCO HEALTH SOLUTIONS, INC.
Adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State
of Delaware
Medco Health Solutions, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1. The Corporation was originally formed as a limited liability company by the filing of a certificate of formation under the name “Mergerco Delaware No. 1, L.L.C.” with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 26, 1996. The name of the Corporation was changed to “Merck-Medco Managed Care, L.L.C.” pursuant to a merger effective upon the filing of a certificate of merger with the Secretary of State on December 27, 1996. The Corporation converted from a limited liability company to a corporation effective upon the filing of a certificate of conversion with the Secretary of State on May 21, 2002. In connection with this conversion, a certificate of incorporation for the Corporation was filed with the Secretary of State under the name “MedcoHealth Solutions, Inc.” on May 21, 2002. The present name of the Corporation is “Medco Health Solutions, Inc.,” as changed pursuant to a filing of an Amended and Restated Certificate of Incorporation with the Secretary of State on June 07, 2002. The Second Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State on July 31, 2003, was duly amended on May 25, 2007. The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 22, 2008.
2. This Amended and Restated Certificate of Incorporation of the Corporation, dated as of May 12, 2010, was, in accordance with Sections 242 and 245 of the DGCL, (a) duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation (the “Board of Directors”), (b) approved by its stockholders at its annual meeting of stockholders and (c) duly executed by an authorized officer of the Corporation pursuant to Section 103 of the DGCL.
3. This Amended and Restated Certificate of Incorporation of the Corporation restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended, corrected or supplemented, and, upon filing with the Secretary of State in accordance with Section 103, shall supersede the Certificate of Incorporation of the Corporation, as heretofore amended and restated, corrected or supplemented, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.
4. Pursuant to Section 103(d) of the DGCL, this Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State.

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
FIRST. The name of the Corporation is Medco Health Solutions, Inc.
SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,010,000,000, of which 2,000,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Common Stock, and 10,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time. The Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of Preferred Stock (with respect to each series of Preferred Stock, the “Preferred Stock Designation”).
FIFTH. The Board of Directors is expressly authorized to adopt, amend or repeal any bylaws of the Corporation by resolutions duly adopted by a majority of the directors then in office, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them, at a meeting duly called for that purpose, by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.
SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
SEVENTH. The number of directors constituting the entire Board of Directors shall be not less than three (3), nor more than fifteen (15), as may be fixed from time to time by resolutions duly adopted by the Board of Directors.
Each director who is serving as a director as of the date of this Certificate of Amendment, or is hereafter elected a director, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2008 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2010 annual meeting of shareholders. At the 2009 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2010 annual meeting of shareholders. At the 2010 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders. Continuing until after the annual meeting of shareholders in 2009, if the number of directors is changed, any increase or decrease shall be apportioned among Class I, Class II, and Class III so as to maintain the number of directors in each class as nearly equal as possible.

A director may be removed from office with cause, or in the case of any director elected for a one-year term without cause, but in each case only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.
Except as otherwise provided pursuant to the provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation), newly created directorships resulting from any increase in the number of directors, and any vacancies on the Board of Directors (resulting from death, resignation, retirement, disqualification, removal, or other cause), shall be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the one-year term, or if applicable, the remainder of the full term of the class of directors, in which the new directorship was created or the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
EIGHTH. Except as otherwise provided pursuant to provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock in respect of action by written consent of the holders of such class or series of stock, after Merck & Co., Inc., a New Jersey corporation (“Merck”), ceases to be the sole stockholder of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
Except as otherwise provided pursuant to provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock, special meetings of stockholders of the Corporation of any class or series of capital stock for any purpose or purposes may be called only by the Chairman of the Board of Directors, the President, the Chief Executive Officer of the Corporation or a majority of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or, as and to the extent required by the bylaws of the Corporation, by the secretary of the Corporation upon the written request of the holders of record of not less than forty percent (40%) of the voting power of all outstanding shares of Common Stock of the Corporation (the “Requisite Percent”). A special meeting validly requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that such special meeting shall be called for a date not less than 90 nor more than 100 calendar days after the first date on which unrevoked valid requests for such special meeting satisfying the requirements set forth in this Article EIGHTH and in the bylaws of the Corporation and constituting not less than the Requisite Percent shall have been delivered to the Corporation. No business other than that stated in the notice sent by the Corporation for a special meeting shall be transacted at such special meeting.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is amended after the effective date of this Certificate of Incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director with respect to events occurring prior to such amendment, modification or repeal.
TENTH. Certain Transactions With Merck & Co., Inc.
No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation or any of its Affiliated Companies, on the one hand, and Merck, or any of its Affiliated Companies, on the other hand, before the Corporation ceased to be a wholly owned subsidiary of Merck shall be void or voidable or be considered to be unfair to the Corporation for the reason that Merck or any of its Affiliated Companies, are parties thereto, or because directors or officers of Merck or any of its Affiliated Companies were present at or participated in any meeting of the Board of Directors or committee thereof which authorized the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the performance thereof by the Corporation or any of its Affiliated Companies shall be considered to be contrary to any fiduciary duty owed to the Corporation or to any stockholder of the Corporation by any director or officer of the Corporation or of any of its Affiliated Companies (including directors or officers of the Corporation or its Affiliated Companies who may have been directors or officers of Merck or any of its Affiliated Companies) and such directors and officers of the Corporation or any of its Affiliated Companies shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in or not opposed to the best interests of the Corporation and shall be deemed not to have breached their duties of loyalty to the Corporation or its stockholders, and not to have derived an improper personal benefit therefrom. No director, officer or employee of the Corporation or any of its Affiliated Companies shall have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation or any of its Affiliated Companies in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.

Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article TENTH. The failure of any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Merck or any of its Affiliated Companies, on the other hand, to satisfy the requirements of this Article TENTH shall not, by itself, cause such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) to constitute any breach of any fiduciary duty to the Corporation, or to any stockholder by any director, officer or employee of the Corporation.
For purposes of this Article TENTH, “Affiliated Company” shall mean in respect of Merck, any company which is controlled by Merck, controls Merck or is under common control with Merck (other than the Corporation and any company that is controlled by the Corporation), and in respect of the Corporation shall mean any company controlled by the Corporation.
In addition to any other affirmative vote or written consent required by applicable law, this Article TENTH may not be amended, modified or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class. Notwithstanding the foregoing, the amendment or removal of this Article TENTH shall not terminate the effect of the provisions hereof with respect to any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Merck or any of its Affiliated Companies, on the other hand, that was entered into before the Corporation ceased to be a wholly owned subsidiary of Merck.
IN WITNESS WHEREOF, Medco Health Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer of Medco Health Solutions, Inc. as of this 12th day of May, 2010.

MEDCO HEALTH SOLUTIONS, INC.
By:	/s/ Thomas M. Moriarty
	Name:	Thomas M. Moriarty
	Title:	General Counsel, Secretary and Senior Vice President, Pharmaceutical Contracting